Exhibit 10.26

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of March 8, 2012, by and among MS Health, Inc., an Illinois corporation ("Buyer"), MS Health Software Corporation, a New Jersey corporation ("Seller"), Michael Sedita ("Sedita") and Dorothy E. Higgins ("Spouse").

RECITALS:

A.         Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign, convey and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the intangible assets and certain tangible assets used in connection with the MS Health assets of Seller as more specifically described in this Agreement.

B.         As a condition precedent Sedita and Spouse have agreed not to compete with Buyer, and in connection therewith to execute and deliver certain documents to Buyer, as more specifically described in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.1 Assets To Be Acquired. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire, and accept from Seller, all of the right, title and interest of Seller in and to all of Seller's assets (except the Excluded Assets expressly described below in Section 1.2), including without limitation the following described assets, properties, rights, and contracts, wherever located, whether tangible or intangible, which are owned by, licensed by, leased by, or in the possession of, Seller, whether or not reflected on the books and records of Seller (the "Assets"), free and clear of all liens, claims, charges, security interests, restrictions and other encumbrances of any kind or nature, except for those specifically set forth on the relevant schedules to this Agreement or otherwise specifically assumed pursuant to the express terms of this Agreement, including the following Assets:

Section 1.1.1 Know-How. All right, title and interest in and to (i) all patents, patent applications and docketed inventions, domestic and foreign (the "Patents"), including but not limited to those listed on Schedule 1.1.1., and (ii) all research and development results, processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs, inventions, discoveries and engineering information, and quality control, testing, operational, logistical, maintenance and other technical data and information and technology (the "Know-How") and all documents, notebooks, logbooks, tapes, discs, records, reports and other media relating thereto including without limitation that which is described on Schedule 1.1.1.

Section 1.1.2 Trademarks and Copyrights. All right, title, interest and goodwill in and to all trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names and service marks domestic and foreign (the "Trademarks"), including without limitation those that are listed on Schedule 1.1.2, and all right, title, and interest in and to all copyrights, and registrations and applications for such copyrights, domestic and foreign (the "Copyrights"), including without limitation those that are listed on Schedule 1.1.2.

Section 1.1.3 Equipment. All of the equipment, computers, machinery, and other tangible assets listed on Schedule 1.1.3 (collectively, the "Equipment").

Section 1.1.4 Computer Software. All right, title and interest (including copyright interests) in and to all computer programs (including computer modeling programs, design and operational and applications software and computer source and object codes), firmware, computer data bases, and related documentation, acquired or developed or used for the use or operation of (i) products, systems or components based on, derived from or incorporating the Patents, the Know-How or the Copyrights, (ii) communications, and (iii) the Equipment, or (iv) for design, development, engineering, or manufacturing purposes, related thereto, or for any other purpose (the "Software") including without limitation the computer programs identified on Schedule 1.1.4.

Section 1.1.5 Warranties and Other Rights. All rights under or pursuant to all warranties, representations, guarantees and service contacts made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller affecting the Equipment or the Software.

Section 1.1.6 Contracts. All contracts, subcontracts, licenses and sublicenses, and agreements and other arrangements, proposals, bids, quotations, purchase orders and commitments, and sales orders and commitments, of any kind, whether written or oral, including joint venture, teaming and partnership agreements (the "Contracts"), including without limitation those Contracts identified on Schedule 1.1.6.

Section 1.1.7 Causes of Action. All causes of action, claims or rights of action against third parties arising from or based on the infringement, misappropriation, misuse or unauthorized use of the Patents, the Know-How, the Software, the Trademarks or the Copyrights.

Section 1.1.8 Inventory. All merchantable inventory of the Software as of the date hereof, as set forth on Schedule 1.1.8, and updated as of the Closing Date.

Section 1.1.9 Accounts Receivable. Seller has the right as of the Closing Date to payment (whether by cash or by trade) for goods sold (exclusive of prepaid maintenance contracts) or services rendered prior to the Closing Date by Seller to customers of Seller in the Software, whether or not such customers have been presented with an invoice or statement for such payment prior to the Closing Date, as set forth on Schedule 1.1.11, and updated as of the Closing Date (the "Receivables"). All amounts due or to become due, if any, for prepaid maintenance contracts are excluded from the Receivables and shall be payable to Buyer.

Section 1.1.10 Prepaid Maintenance and Support Contracts. Seller shall maintain all prepaid maintenance contracts, if any, up to the date of closing and shall credit those contracts to the Buyer at closing. A list identifying those contracts shall be part of Schedule 1.1.6. Prepaid Maintenance Contracts included as Assumed Liabilities shall be credited separately at closing, against Down Payment which credit is separate from the foregoing receivables or any adjustment of the Promissory Note based on the amount of the receivables at the time of closing. For prepaid services regarding the CMHCi product, Seller shall credit Buyer at Closing for those contracts at a pro-rata value of the remaining time of contract. For prepaid services regarding the CMHC5 product, Seller shall credit those contracts at a discounted rate of 75% of pro-rata value of the remaining contract.

Section 1.1.11 Seller's telephone number, facsimile number, website, domain, and promotional material.

Section 1.1.12 A copy of Seller's business records and files pertaining to the Assets.

Section 1.2 Excluded Assets. Seller shall not sell, and Buyer is under no obligation to purchase, Seller's cash on hand, Accounts Receivable for goods and services already provided by Seller, all refunds in regard to income and other taxes, business records, stock book and charter documents ("Excluded Assets").

Section 1.3 Assumed Liabilities. Subject to the terms and conditions herein, and in reliance upon the representations, warranties and agreements hereinafter set forth, Buyer shall assume, perform and in due course discharge all liabilities and obligations of Seller under the Contracts assigned to and accepted by Buyer that relate to hosting and support services required after the Closing Date, except for any such liabilities that arise as a result of the breach or nonperformance of Seller prior to the Closing Date (the "Assumed Liabilities").

Section 1.4 Excluded Liabilities. Buyer shall not and does not hereby assume or become liable for any obligations, liabilities or indebtedness of Seller, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising (the "Excluded Liabilities"), which are not expressly assumed by Buyer under Section 1.3, including but not limited to (a) any of Seller's accounts payable, and (b) Seller's obligations under its lines of credit (the "Lines of Credit"), all of which shall be satisfied by Seller on or before the Closing Date.

Section 1.5 Assignment of Contracts and Rights. This Agreement shall not operate to assign any Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party (including a government or governmental unit), would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Buyer thereunder. Seller and Buyer will each use their reasonable best efforts to obtain the consent of such third parties for the assignment thereof to Buyer prior to Closing, and if such consent is not obtained by Closing or if such attempted assignment thereof would not assign all of Seller's rights thereunder at Closing, Seller and Buyer shall continue to cooperate and use their reasonable best efforts in order that Buyer would obtain all of such rights thereunder. To the extent that the consents and waivers referred to herein are not obtained by Seller or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Seller shall use its best efforts to (i) provide, at the request of Buyer, to Buyer the benefits of any such Asset referred to herein, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any Asset referred to herein against any third person (including a government or governmental unit) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer, and without commission or other charge by Seller, whether to any third party or Buyer. Buyer shall not be required by this Section 1.5 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any material benefits or profits. Nothing in this section shall affect the conditions to Buyer's obligations under Article VI.

ARTICLE II
CLOSING; PURCHASE PRICE AND PAYMENT; ALLOCATION; Consulting
AGREEMENT; AGREEMENT NOT TO COMPETE

Section 2.1 Closing. The Closing ("Closing") of the sale and purchase of the Assets and the assignment and assumption of the Assumed Liabilities as well as the consummation of the other transactions contemplated herein shall take place using the Internet, to close on or before March 23, 2012 as is reasonably practicable under the circumstances "Closing Date." Notwithstanding such later Closing Date, the transactions contemplated by this Agreement shall be effective as of March 8, 2012 (the "Effective Date").

Section 2.2 Purchase Price.

Section 2.2.1 Amount and Payment. In consideration for the Assets, Buyer will pay Seller the sum of $500,000.00, as it may be adjusted pursuant to sections 2.2.1(c) below (the "Purchase Price"), which sum shall be paid as follows:

2.2.1.1 Five Thousand Dollars ($5,000.00) US as a down payment.

2.2.1.2 $395,000.00 (Cash at Closing) in cash or wire transfer at Closing from Buyer's lenders, plus or minus prorations and credits.

2.2.1.3 $100,000.00 (plus or minus credits, prorations and adjustments) by Buyer's delivery to Seller of its full standby promissory note ("Note"), providing for interest at 6%, a ten (10) year amortization, a right of offset, no payments of either principal or interest for two (2) years and equal payments of principal and interest commencing in year 3, no prepayment penalty, and full payment of all amounts due after 5 years, in the form attached to this Agreement as Exhibit "A."

2.2.2 Financing Contingency. This Agreement is contingent upon Buyer obtaining satisfactory financing from a lender or lenders of its choice, inclusive of SBA approval, for the purchase of the Assets within twenty (20) business days after the date of full execution of this Agreement. In the event Buyer is unable to obtain such financing, including SBA approval, and provides written notice thereof to Seller, this Agreement shall be null and void and the down payment shall immediately be returned to Buyer.

Section 2.3 At Closing, Buyer shall execute and deliver to Seller

Section 2.3.1 The Cash at Closing;

Section 2.3.2 the Note;

Section 2.3.3 the Security Agreement ("Security Agreement") in the form and substance attached to this Agreement as Exhibit "C attached to this Agreement as Exhibit "C", which pledges as collateral all of the stock of Buyer and a second position against all of the assets being sold to Buyer in this Transaction.

Section 2.3.4 The UCC-1, attached to this Agreement as Exhibit "D", perfecting a second position security interest in the collateral.

Section 2.3.5 Intentionally Deleted.

Section 2.4 Allocation. Buyer and Seller agree that the Purchase Price shall be allocated to the Assets, pursuant to an allocation agreed to by Buyer and Seller as set forth on IRS Form 8594, attached hereto (the "Allocation"). Buyer and Seller shall report (including with respect to the filing of Form 8594 to the Internal Revenue Service) the sale and purchase of the Assets for all income tax purposes in a manner consistent with the Allocation and expressly acknowledge that the Allocation was determined pursuant to arm's length bargaining between them regarding the fair market value for the Assets and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall not, in connection with the filing of any returns, make any allocation of the Purchase Price which is contrary to the Allocation. Buyer and Seller agree to consult with one another with respect to any tax audit, controversy or litigation relating to the Allocation. Neither Seller nor Buyer shall take or agree to any position that is inconsistent with the Allocation in connection with any tax audit, controversy or litigation which would adversely affect the Taxes (as defined in Section 3.15) of the other party to any material extent without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such consents shall not be required to the extent that the party seeking to take or agree to a position inconsistent with the Allocation has agreed in writing, in a form satisfactory to the other party, to indemnify and hold the other party harmless from any and all cost, liability, loss and expense arising out of such action.

Section 2.5 Closing Adjustments.

Section 2.5.1 Destruction of any Asset. If between the date hereof and the Closing Date, there is any loss, destruction or other physical damage to any Assets resulting from theft, fire, accident or any other casualty, whether or not insured, or any lien or encumbrance exists or is placed on any Assets and is not removed or released on or prior to the Closing Date (collectively, a "Casualty Loss"), then Seller shall promptly give notice to Buyer of such Casualty Loss and the amount of insurance, if any, payable to Seller with respect thereto. If such Casualty Loss does not prevent the fulfillment of a condition to Buyer's obligations to consummate the transactions contemplated by this Agreement, or if it does and Buyer waives such condition, Buyer shall have the option, which shall be exercised by giving Seller written notice within ten (10) days after receipt of the above notice from Seller, or if there is not ten (10) days prior to the Closing Date, as soon as possible but not less than (24) hours prior to the Closing, of either (i) accepting the Assets with the affected Asset in its damaged condition (or without the affected Asset in the case of theft, destruction, liens or encumbrances) in which event any insurance proceeds payable to Seller with respect to such Asset (together with a payment by Seller at Closing of an amount equal to the deductible or retained amount with respect to such Casualty Loss) shall be assigned and/or paid to Buyer, (ii) requiring Seller to pay Buyer at Closing an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably satisfactory to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset, in which case Seller shall retain all such insurance proceeds, or (iii) causing the affected Asset to become an Excluded Asset and Buyer shall be entitled to reduce the Purchase Price payable to Seller at Closing pursuant to Subsection 2.2.1 in an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably acceptable to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset. The closing adjustments are based on the balance sheet dated November 30, 2011 (Pre closing balance sheet, see Exhibit C) versus the Closing Balance Sheet.

Section 2.5.2 Prorations. The parties agree to prorate telephone and web hosting expenses and other similar expenses, if any, prepaid by Seller for Assets purchased by Buyer; if not available at Closing, any such item will be reimbursed thirty (30) days after Closing, subject to Buyer's approval.

ARTICLE III
CONSULTING AGREEMENT & AGREEMENT NOT TO COMPETE

At the Closing, the Consulting Agreement and Agreement Not to Compete executed by Buyer and Seller and Sedita and Spouse shall become valid and enforceable (the "Consulting Agreement & Agreement Not to Compete"). Exhibit B

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date as set forth below. As used herein, the word "Knowledge" shall have the following meaning: An individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter; without independent inqiry. Each of Seller's representations and warranties are to the best of its Knowledge, where specifically and explicitly noted.

Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and authorized to transact business in the State of Florida, and has the requisite power and authority to own, use, operate or lease the Assets as Seller is now conducting its business, operations and affairs. Seller has no subsidiaries.

Section 4.2 Qualification of Seller. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the Assets, or the nature of its activities makes such qualification or license necessary.

Section 4.3 Authorization.

Section 4.3.1 Authority. Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement have been duly authorized and approved by all necessary actions of Seller's board of directors. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

Section 4.3.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby will not lead to or cause a violation, breach, or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance (as defined in Section 3.6), whether by notice or lapse of time or both, or otherwise conflict with any term or provision of (a) Seller's articles or incorporation or bylaws, or (b) any note, bond, mortgage, contract, indenture or agreement to lease, license or other instrument or obligation to which Seller is a party or is bound, or any court or administrative order, writ or injunction or process or any permit, license or consent decree to which Seller is a party or is bound: (i) where such violation, breach or default would have a material adverse effect on the Assets or financial condition of Seller; or (ii) except as to which required consents, amendments or waivers shall have been obtained by Seller prior to the Closing.

Section 4.4 Financial Statements.

Section 4.4.1 Schedules. The profit and loss statement for January 2008 through December 2011, Bank Statements for the preceding 24 months, and invoices (the "Seller Financial Statements") are true and correct, and fairly present the assets, liabilities, financial condition and results of operations of the assets of the Seller for those time periods (the "Financials Date").

Section 4.4.2 Accuracy. The data set forth in the Seller Financial Statements fairly present the statement of income or loss of the assets of the Seller for and the financial position of Seller for and as of the date or period covered thereby. The Seller Financial Statements were prepared from the books and records of Seller, and on a basis consistent with prior periods. The books of account of Seller have been maintained in accordance with sound business practices, and all transactions involving Seller set forth therein are true and correct. Seller Financial Statements are not audited financial statements.

Section 4.4.3 No Undisclosed Liabilities. Seller does not have any material liabilities or material obligations which relate to the Assets or the Assumed Liabilities of any nature, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, which were not adequately and completely disclosed and reserved for in Seller Financial Statements, except for those liabilities and obligations of Seller which relate to Seller or the Assets and were incurred since the Financials Date in the ordinary course of business and which have been disclosed in writing to Buyer.

Section 4.4.4 Absence of Changes. There has not been and, as of the Closing Date, there will not be: (a) any material adverse change in the Assets or financial condition of Seller; (b) any change in the contingent obligations or liabilities of Seller which relate to Seller or the Assets by way of guaranty, documentary credit, standby credit, endorsement, indemnity, warranty or otherwise; (c) any waiver or cancellation by Seller of valuable rights or debts owed to it which, taken as a whole, are material to the Assets or financial condition of Seller; (d) any amendment to any agreement, commitment, or transaction by Seller which, if such action were taken on the date hereof, would require disclosure pursuant to this Agreement (including without limitation, any borrowing, lease, capital expenditure or capital financing); or (e) any change by Seller in its accounting methods or practices, assumptions or methods of calculating, or any change by Seller in its accounting principles, relating to the Assets.

Section 4.4.5 Discharge of Liabilities. Since the Financials Date and as of the Closing Date: (i) Seller has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice; and (ii) Seller has not terminated, amended or suffered the termination or amendment of, or failed to perform all of its obligations under, any of the Contracts or any agreement, contract, lease or license affecting the Assets.

Section 4.5 Leases. Seller owns no real property. Seller is not a party to any lease of real property used in the assets, except for the current office lease. Schedule 3.5 sets forth a complete and accurate description of each personal property lease under which Seller's aggregate obligations under such lease exceed $2,500, correct and complete copies of which have been provided to Buyer. The leases described in this Section are valid and enforceable against the lessors thereunder in accordance with their respective terms, and Seller enjoys quiet possession of such leasehold interests. Seller acknowledges that Buyer is not assuming the current office lease.

Section 4.6 Tangible Assets. Seller has good, valid and marketable title to all of the Assets, and at Closing, Seller will convey good, valid and marketable title to each of the Assets to Buyer. The title to each Asset is free and clear of all title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities, or any other rights of others or other adverse interests of any kind including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively the "Encumbrances"). The Assets constitute all of the assets and rights necessary for the conduct of the Software as presently conducted. The tangible Assets are free from known defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 4.7 Equipment. Schedule 1.1.3 delivered hereunder sets forth in reasonable detail the Equipment by manufacturer, model, functional use and serial number, and there exists no condition which interferes with the economic value or usefulness of any item of Equipment, except as disclosed on Schedule 1.1.3.

Section 4.8 Accounts Receivable. Set forth on Schedule 1.1.11 is a complete and accurate list of all Receivables as of the Closing showing the name of each account debtor and the amount due from each by invoice number and date. All Receivables arose out of the sales of inventories or services in the ordinary course of business and, to the best of the knowledge of Seller, are collectible in the face value thereof within 365 days of the date of the invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with past practices of Seller.

Section 4.9 Intellectual Property

Section 4.9.1 Software and Know-How. Schedule 1.1.1 sets forth a complete and accurate list of each license or licensing agreement, by date, term and the parties thereto, for each patent, patent application, invention, trade-secret, rights to know-how, processes, computer programs or use of technology, held or employed by Seller (each such patent, patent application, license or licensing agreement listed thereon hereinafter termed the "Licenses"). With respect to the Licenses, and with respect to all other technology including but not limited to all (i) research and development results, processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs, chip designs, mask works, inventions, discoveries and engineering information, and (ii) quality control, testing, operational, logistical, maintenance, Software and other technical data and information and technology held or employed by Seller ("Seller's Technology") and except as set forth on Schedule l.l.l:

4.9.1.1 To the best of Seller's Knowledge, Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Software and Licenses and in Seller's Technology, with all rights to make, use, and sell products and other property embodied in or described in the Software and Licenses and in Seller's Technology. Seller has no Knowledge that the use of the Software and Licenses and the Seller's Technology conflicts with, infringes upon or violates any patent, patent license, patent application, or any pending application relating thereto, or any trade secret, know-how, programs or processes of any third person, entity or corporation;

4.9.1.2 To the best of Seller's Knowledge, there are no outstanding or threatened material governmental, judicial or adversary proceedings, hearings, arbitrations, disputes or other disagreements and no notice of infringement has been served upon or otherwise come to the knowledge of Seller with respect to any of the Software and Licenses or Seller's Technology;

4.9.1.3 Upon the consummation of the Closing, Buyer will be vested with all right, title and interest, and rights and authority to use all of the Software and Licenses and Seller's Technology.

Section 4.9.2 Trademarks and Copyrights. Schedule 1.1.2 delivered hereunder sets forth a complete and accurate list of each unregistered trademark and trade name, any trademark or trade name conceived or otherwise in process, and all trademark and trade name registrations or applications, and copyright registration and application for copyright registration, by date and germane case or docket number and country of origin, and the status of each of the foregoing trademarks, trade names and copyrights, and each license or licensing agreement, by date and the parties thereto, for each trademark and copyright license or license of application, held or employed by Seller (each such trademark, copyright, application, and license or licensing agreement hereafter termed the "Trademarks and Licenses"). With respect to the Trademarks and Licenses, and except as set forth on Schedule 1.1.2 delivered hereunder:

4.9.2.1 Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Trademarks and Licenses. Seller has no reason to know that the use of the Trademarks and Licenses conflicts with, infringes upon or violates any trademark, trade name, trademark or trade name registration or application, copyright, copyright registration or application relating thereto, of any third person, firm or corporation;

4.9.2.2 There are no outstanding or threatened, governmental, hearings, arbitrations, disputes or other judicial or adversary proceedings, disagreements with respect to any of the Trademarks and Licenses; and

4.9.2.3 Upon the consummation of the Closing, Buyer will be vested with all rights, title and interest, and rights and authority to use all of the Trademarks and Licenses.

Section 4.10 Contracts and Obligations. Schedule 1.1.6 includes an accurate and complete list as of the date hereof and as of the Closing Date, of the Contracts and identifies each Contract by the parties thereto and the date, subject matter and term thereof. All Contracts are valid and binding upon Seller and are valid and binding on each other party thereto. With respect to each of the Contracts, neither Seller, nor any other party thereto is in breach thereof or default thereunder, and there does not exist any event, condition or omission which would constitute such breach or default (whether by lapse of time or notice or both), except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Buyer shall have no obligation to retain any employee and there are no employment contracts that will be binding on Buyer after Closing.

Section 4.11 Litigation. There are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or threatened, against or affecting the Assets, at law or in equity, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, there is no basis for any such action, suit or proceeding, and there are no existing or overtly threatened, orders, judgments or decrees of any court or governmental agency affecting any of the Assets. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or overtly threatened, against Seller or the Assets which seeks to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

Section 4.12 Third Party Consents. Schedule 3.12 hereto lists all approvals, authorizations, certificates and consents of all third parties necessary or required to effect the transfer to Buyer of all the rights, powers and franchises of Seller related to the Assets.

Section 4.13 Permits; Compliance; Reports; Clearances. Schedule 3.13 sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all governmental agencies, whether Federal, state or local, necessary to the ownership, use or operation of the Assets and all such approvals, authorizations, certificates, consents, licenses, orders and permits are in full force and effect.

Section 4.14 Government Authorizations. Execution, delivery and performance of this Agreement by Seller, and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, foreign, state or local governmental or regulatory authority.

Section 4.15 Taxes. As used in this Agreement, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. However, for purposes of this Section 3.15, Taxes shall include only Taxes (i) that are or may become liens on the Assets or (ii) for which Buyer is or may become liable as the purchaser of the Assets. The term "Tax Returns" shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Tax or Taxes. Seller has timely filed all Tax Returns and reports required to have been filed by it, and has paid all Taxes due to any taxing authority required to have been paid by it on or prior to the date hereof. None of such Tax Returns contain, or will contain, a disclosure statement under Section 6662 of the Code (or any equivalent or predecessor statute). Seller has not received notice that the Internal Revenue Service or any other taxing authority has asserted or proposed to assert against Seller any deficiency or claim for Taxes and no issue has been raised by any taxing authority in any audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency of Seller for any period not so examined. There are no pending or threatened, actions, audits, proceedings or investigations with respect to Seller involving the assessment or collection of Taxes. There are no liens for Taxes due and payable upon the Assets. Seller has not applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority. None of the Assets is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f), (g) or (h) of the Code.

Section 4.15.1 Seller is an S corporation as defined in Code Section 1361,. Section 4.16 Customers and Suppliers. A list of all customers and suppliers of the
Software is set forth on Schedule 3.16. No single supplier (singularly a "Supplier" and collectively "Suppliers") is of material importance to Seller. The relationships of Seller with its material customers and its Suppliers are good commercial working relationships. No material customer or Supplier (i) has canceled or threatened in writing to cancel or otherwise modify its relationship with Seller, or (ii) to the best of Seller's knowledge, intends to cancel or otherwise modify its relationship with Seller. The acquisition of the Software by Buyer will not, to the best knowledge of Seller, adversely affect the relationship of Buyer (as successor to the owner of the Software) with any such Suppliers or material customers.

Section 4.17 Brokers. Executive Business Brokers has acted for Seller in connection with this Agreement or the transactions contemplated hereby. Seller is obligated to pay a commission of 10% of the Purchase Price to Executive Business in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify, defend and hold Buyer harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys' fees) arising from a claim for a fee or commission made by any broker claiming to have acted by or on behalf of Seller in connection with the transactions contemplated by this Agreement.

Section 4.18 Disclosures. To the best of Seller's Knowledge, no statement, representation or warranty made by Seller in this Agreement, in any Exhibit hereto or Schedule delivered hereunder, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.19 Audit/Inspections. Buyer has the right to have an audit and such other inspection(s) as it deems reasonably necessary performed on the Seller's accounting books, accounting system and financial statements for the last two fiscal years and year to date financials and on the Assets. Buyer must conduct the audit or inspections, if at all, before Closing. Seller must make a good faith effort to respond to any reasonable request for information within 24 hours of the request. This request can include filling out surveys, questionnaires and forms and responding to emails or telephone calls. Seller will not charge Buyer for any work in connection with audit or inspections. If Buyer, in its sole discretion, is dissatisfied with any audit or inspection, and so notifies Seller in writing within twenty (20) business days after the date of full execution of this Agreement, this Agreement shall be null and void and the down payment shall immediately be returned to Buyer.

Section 4.20 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article IV, Buyer is purchasing the Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, except as may be set forth in this Article IV, Seller makes no representation or warranty regarding any assets other than the Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Illinois, and has the requisite corporate power and authority to own, operate or lease the properties that Buyer requires to carry on its businesses in all material respects as such is now being conducted.

Section 5.2 Corporate Authorization.

Section 5.2.1 Authority. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority and all corporate proceedings required to be taken by the Buyer to authorize and to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder will not conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, or other instrument or undertaking or any order, decree or judgment to which the Buyer is a party or by which it or its property is bound.

Section 5.2.2 No Breach or Violation. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following: (a) Buyer's Certificate of Incorporation or By-laws; (b) any court or administrative order, writ or injunction or process, or any consent decree to which Buyer is a party or is bound (i) where such violation, breach or default would have a material adverse effect on the business, results of operations or financial condition of Buyer, or (ii) except as to which required consents, amendments or waivers shall have been obtained by Buyer prior to the Closing for any such violation, breach or default.

Section 5.3 Brokers. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1 Seller's Affirmative Covenants. With respect to the Assets, except as may be agreed in writing by Buyer, Seller shall at all times from the date hereof through the Closing Date use its reasonable best efforts to take all actions proper and advisable in order to consummate the transaction contemplated by this Agreement, including without limitation:

Section 6.1.1 Operate the Software in the ordinary course of business and use its best efforts to preserve and protect the goodwill, rights, properties, assets and business organization of Seller and to prevent the occurrence of any event or condition which would have a material adverse effect on the Assets or the financial condition or results of operations of Seller;

Section 6.1.2 Use its best efforts to preserve and protect the present goodwill and relationships of Seller with creditors, suppliers, customers, licensors, licensees, contractors, distributors, lessors and lessees and others having business relationships with it;

Section 6.1.3 Maintain clear unencumbered title to the Assets and use its reasonable best efforts to maintain all tangible Assets in good and customary repair, order and condition, reasonable wear and tear and damage by fire and other casualty excepted-:;- and promptly repair, restore or replace any Assets which are damaged or destroyed by fire or other casualty, whether insured or uninsured. In the event Seller shall fail to replace or repair any such damaged or destroyed Assets to the reasonable satisfaction of Buyer, Buyer by written notice to Seller may terminate this Agreement and the down payment shall be immediately returned to Buyer.

Section 6.1.4 Comply in all material respects with all applicable Federal, state, foreign and local laws, rules and regulations germane to the Seller and to this sales transaction;

Section 6.1.5 Maintain the books and records of Seller in the usual and ordinary course consistent with past practices in such manner as is necessary to ensure satisfaction of the representations and warranties set forth in Article IV of this Agreement and in a manner that fairly and accurately reflects its income, expenses, assets, and liabilities in accordance with generally accepted accounting principles consistently applied;

Section 6.1.6 Use its reasonable best efforts to file all Tax Returns required to be filed and make timely payment of all Taxes shown to be due on such returns;

Section 6.1.7 Use its reasonable efforts to obtain, prior to the Closing Date, all consents, approvals and waivers, including all such consents, approvals or waivers required to be obtained from the government (whether federal, state or local) its customers, vendors, suppliers, lessors, and consents of the other parties to the Contracts and any teaming agreements, partnerships or other arrangements between Seller and any other person or entity, necessary or required to vest in Buyer all of Seller's rights and title to, and interest in, the Assets in conformity with the representations and warranties of Seller herein;

Section 6.1.8 Promptly notify Buyer in writing of any material adverse change in the Assets of which it has Knowledge, or any material adverse change, of which it has Knowledge, with respect to the relationships of Seller and its employees or its creditors, suppliers, customers, subcontractors, licensors, licensees, lessors and lessees, and others having business relationships with it;

Section 6.1.9 Promptly notify Buyer in writing of the institution or receipt of any material claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance by or before any court or governmental or other regulatory or administrative agency; and

Section 6.1.10 Promptly supplement or amend and deliver to Buyer the Schedules that Seller is required to prepare hereunder with respect to any matter arising hereafter which, if existing or occurring as at the date of this Agreement, would have been required to have been set forth and described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Section 6.1.10 shall be deemed to cure any intentional fraud or deliberate breach of any representation or warranty made in this Agreement but shall cure any inadvertent or negligent breach of any representation or warranty or covenant made in this Agreement.

Section 6.2 Seller's Negative Covenants. With respect to Seller and the Assets, Seller will not do the following, without the written consent of Buyer, from the date hereof through the Closing Date:

Section 6.2.1 Incur or agree to incur any obligation or liability (absolute or contingent) in connection with any of the Assets, except liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement;

Section 6.2.2 Sell, transfer, assign, license or otherwise dispose of, or encumber in any way, any of the Assets except in the ordinary course of business, consistent with past practices;

Section 6.2.3 Amend in a material respect, modify in a material respect, or terminate any of the Contracts; Assets; or

Section 6.2.4 Waive or cancel any of its material rights or claims relating to the

Section 6.2.5 Seek, solicit or agree to any offer for the sale of the Assets or any material part thereof, or seek, solicit or agree to any merger of Seller with any other entity whereby Seller or its successor shall not be fully capable of and obligated to perform all of Seller's obligations under this Agreement;

Section 6.2.6 Undertake any transaction, including, but not limited to, the incurring of any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practices;

Section 6.2.7 Offer or enter into any contract, understanding, plan, or agreement to take any action described in this Section 5.2.

Section 6.3 Access to Information.

Section 6.3.1 Access. From and after the date of this Agreement and until the Closing Date, Buyer and its agents and representatives shall have full and complete access (i) to all properties (whether real or personal), books and records of Seller (the confidentiality of which Buyer agrees to maintain), except for Seller's customers, for purposes of conducting such investigations, appraisal or audits at its own expense as Buyer, in good faith, deems necessary or advisable under the circumstances, and (ii) to discuss Seller, related business affairs, and condition (financial or otherwise) of Seller and the Assets with such persons, including but not limited to the directors, officers, accountants, landlords, counsel, and creditors of Seller as Buyer considers necessary for the purposes of conducting its investigations, appraisals or audits in connection with the transactions contemplated by this Agreement. Access to Seller's employees who are not directors or officers or to Seller's customers may be granted by Seller after reasonable advance notice by Buyer. Any such investigation conducted by Buyer and its agents and representatives shall be conducted in a manner that is not unduly or unreasonably disruptive to Seller's business.

Section 6.3.2 Customer Introductions. Seller shall, upon reasonable request of Buyer, introduce Buyer, or arrange for a personal introduction of Buyer's representatives, to co venturers and customers of Seller for the purpose of insuring good relationships with such parties immediately following the Closing. Buyer shall pay Seller's costs, if any, in effectuating this provision.

Section 6.3.3 After Closing. Seller shall furnish to Buyer, all financial and Tax Return information as reasonably may be requested after the Closing for the purpose of filing or defending tax returns of Buyer, or a subsequent purchaser of any of the Assets. Seller and Sedita shall assist Buyer in the transfer of the Software to Buyer for a period of thirty (30) days following the Closing Date at no additional cost to Buyer. After the initial thirty (30) day period, Seller and Sedita will assist Buyer with the transition of the Software on a consulting basis at the rate of$75.00 per hour.

Section 6.4 Filings and Authorizations. Seller and Buyer each shall use their best efforts, promptly after the date hereof, to comply with all Federal, state, and local laws and regulations and to obtain all necessary governmental authorizations, approvals, permits, licenses and waivers, with regard to the transactions contemplated by this Agreement.

Section 6.5 Administration of Accounts. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller after the Closing Date for any product sold or service performed after the Closing Date shall be held by Seller in trust to the benefit of Buyer and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off. All payments and reimbursements, if any, made in the ordinary course by any third party in the name of or to Seller after the Closing Date for any product sold (except prepaid maintenance contracts) or service performed prior to the Closing Date shall belong to Seller.

Section 6.6 Tax Matters.

Section 6.6.1 Seller Obligations. Seller acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to the Software or ownership of the Assets up to and including the Effective Date, including but not limited to any taxes, assessments and other amounts payable for all periods prior to the Effective Date.

Section 6.6.2 Buyer Obligations. Buyer acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to ownership of the Assets after the Effective Date.

Section 6.6.3 Tax on Transaction. Seller shall pay any and all Taxes imposed upon or assessed against Seller by the federal government due to the sale, of the Assets under this Agreement. Seller shall promptly file when due any and all returns with respect to such Taxes, assessments, fees, charges or penalties. Seller shall pay all sales or other taxes imposed by the State of Florida its political subdivisions because of the sale, of the Assets under this Agreement and all excise taxes and stamp taxes and intangible taxes attributable to the Note

Section 6.7 Further Assurances. Seller and Buyer shall each use their best efforts to take all actions necessary, proper, or deemed by them advisable, to fulfill promptly their obligations hereunder and to consummate the transactions contemplated by this Agreement. Seller and Buyer will coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be requested by the other in connection with the foregoing. From time to time after the Closing, each party will, at the expense of the other party, execute and deliver, or cause to be executed and delivered, such documents to the other party as the other party may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

Section 6.8 Confidentiality. Buyer acknowledges that Seller would be irreparably damaged if confidential information concerning Seller or the Assets were disclosed to or utilized by any person to the detriment of Seller prior to the Closing or if the Closing does not occur. Therefore, Buyer shall not, at any time prior to the Closing, or at any time if the Closing does not occur, directly or indirectly, without the prior written consent of Seller, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, the Software or the financial or other affairs of Seller that would be used to the detriment of Seller, including without limitation, the Customer Information and Know How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement. Seller acknowledges that Buyer would be irreparably damaged if confidential information concerning Buyer or the Assets were disclosed to or utilized by any person to the detriment of Buyer. Therefore, Seller shall not, at any time directly or indirectly, without the prior written consent of Buyer, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, the Software or the financial or other affairs of Buyer that could be used to the detriment of Buyer, including without limitation, the Customer Information and Know-How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement.

Section 6.9 Buyer's Preservation of Assets until Note Has Been Paid

Section 6.9.1 Buyer will not resell any item of the Assets except in the ordinary course of business, without Seller's approval, not unreasonably withheld or unduly delayed, until the Purchase Price has been paid in full as provided below.

Section 6.9.2 Except for the first position security interest at the time of the acquisition of the Assets, or the refinance thereof, Buyer will not pledge as collateral any of the Assets without Seller's approval, not unreasonably withheld or unduly delayed, in advance of any such pledge, until the Purchase Price has been paid in full.

Section 6.10 At or prior to Closing, at Seller's cost, Buyer may obtain:

Section 6.10.1 Current Uniform Commercial Code and Federal and State Tax Lien searches (State and County) showing any liens of any nature that may affect the interest of Seller and Sedita (to be provided at Seller's sole cost).

Section 6.11 Current State, Federal and Bankruptcy pending suit and judgment searches showing any judgments or suits that may affect the interest of Seller and Sedita (to be provided at Seller's sole cost).

Section 6.12 Notice of Developments.

Section 6.12.1 Seller may elect at any time to notify Buyer of any development causing a breach of any of its representations and warranties in Article IV above. Unless Buyer has the right to terminate this Agreement pursuant to Section 10.1.3 below by reason of the development and exercises that right within the period of 7 calendar days referred to in Section 10.1.3 below, the written notice pursuant to this §6.12.1 will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained in Article IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

Section 6.13 Material.

As used herein, the word "material" shall mean any single item or service of related items in the aggregate, where the total cost or value thereof exceeds One Thousand Dollars ($1,000.00).

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 7.1 Conditions. The obligations of Buyer under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 7.1.1 Inspection. This Agreement is contingent on Buyer or Buyer's accountant reviewing and approving the books and records of the Software and examining any other aspects of the Software and Assets (Buyer's due diligence), within twenty (20) business days of receipt by Buyer of the Seller's books and records of the Software or the full execution of this Agreement. In the event Buyer in its sole discretion is dissatisfied with the condition of the Assets and/or Software, and so notifies Seller before the end of the Buyer's Due Diligence time period, this Agreement shall be null and void and the down payment immediately returned to Buyer.

Section 7.1.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in all certificates, schedules and other documents delivered by Seller to Buyer or its representatives pursuant to this Agreement and or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted by this Agreement.

Section 7.1.3 No Material Adverse Change. During the period from the date hereof to the Closing Date, Seller shall not have sustained any material loss or damage to the Assets, whether or not insured, nor shall there have been any material adverse change in the Assets. This condition is subject to Section 6.12.1 above.

Section 7.1.4 Schedules Delivered. All Schedules to be delivered prior to Closing to Buyer by Seller hereunder shall have been so delivered with time sufficient for Buyer's review and in no event later than two (2) business days prior to Closing, and each such Schedule shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion. To the extent Seller updates any such Schedule immediately prior to Closing, each such update shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion.

Section 7.1.5 No Adverse Facts Disclosed. No investigation of Seller by Buyer, no disclosure Schedule, and no other document delivered to Buyer in connection with this Agreement shall have revealed any facts and circumstances that reflect in a material adverse way on the Assets.

Section 7.1.6 Obtaining of Consents and Approvals. Except as otherwise contemplated by this Agreement, Seller shall have executed and delivered to Buyer, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Assets.

Section 7.1.7 Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

Section 7.1.8 Absence of Litigation. There shall not be in effect any order enjoining or restraining the transactions contemplated by this Agreement, and there shall not be instituted or pending any action or proceeding before any Federal, state or foreign court or governmental agency or other regulatory or administrative agency or instrumentality (i) challenging the acquisition by Buyer of the Assets or otherwise seeking to restrain, materially condition or prohibit consummation of the transactions contemplated by this Agreement, or seeking to impose any material limitations on any provision of this Agreement, or (ii) seeking to compel Buyer or Seller to dispose of or hold separate a material portion or the Assets as a result of the transactions contemplated by this Agreement.

Section 7.1.9 Officer's Certificates. Buyer shall have received a certificate, dated the Closing Date, executed on behalf of Seller by an appropriate officer stating that the representations and warranties set forth in Article III hereof continue to be true and correct in all material respects and that the conditions set forth in Sections 6.1.1 through 6.1.3 and 6.1.5 through 6.1.7 hereof have been satisfied.

Section 7.1.10 Agreements Not to Compete. Buyer shall have received the delivery of duly executed, valid and binding Agreements Not to Compete from Seller and Michael Sedita in form and substance reasonably acceptable to Buyer.

Section 7.1.11 Delivery of Documents. The execution and delivery to the Buyer by Seller of the following, all dated as of the Closing Date:

7.1.11.1 A Bill of Sale with respect to the Assets in the form requested by Buyer; and all other documents required by the terms of this Agreement to be executed and delivered by Seller;

7.1.11.2 Such other conveyances, instruments of title, assignments, consents, recordings, and other documents as may be, in the reasonable opinion of the Buyer, necessary or proper to transfer to Buyer ownership of the Assets and rights being acquired by Buyer hereunder;

7.1.11.3 Certified resolutions of the Board of Directors and sole shareholder (Sedita), of Seller duly authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder; and

7.1.11.4 for all assumed contracts; A duly executed Assignment and Assumption Agreement

7.1.11.5 Certificates of good standing of Seller issued by the Secretary of the State of New Jersey and Florida dated within 10 days of the Closing Date;

7.1.11.6 All files pertaining to the prepaid maintenance contracts, including without limitation, all vouchers, invoices, bills and paid receipts, if any, in the possession of Seller to be picked up by Buyer at Seller's office;

7.1.11.7 UCC, State and Federal Tax Lien and State and Federal (including bankruptcy) Pending Suit and Judgment searches covering Seller and Sedita;

7.1.11.8 Officer's Certificates, dated the Closing Date, executed on behalf of Seller by an appropriate officer stating that the representations and warranties set forth in Article IV hereof continue to be true and correct in all material respects and that the conditions set forth in this Article VII hereof have been satisfied;

7.1.11.9 Duly executed documentation, if any, for the transfer of the Telephone Number and web hosting from the Seller to the Buyer and a transfer of all related advertising and promotional materials; amounts due, if any;

7.1.11.10 An Affidavit listing all suppliers and creditors of Seller and

7.1.11.11 A Stop Order or a satisfaction (tax clearance) of all sales, income and other taxes due from all applicable taxing authorities as of the actual date of Closing;
7.1.11.12 A clearance from all applicable State departments regarding employment security/unemployment; and

7.1.11.13 Such other documents, instruments and certificates as may be reasonably requested by Buyer or its counsel to effectuate the transactions contemplated by this Agreement.

Section 7.2 Waiver. Buyer may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted by the Buyer pursuant to this Section 7.2 shall have no effect upon or as against any of the other conditions not so waived.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Section 8.1 Conditions. The obligations of Seller under this Agreement to perform Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 8.1.1 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in an material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

Section 8.1.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

Section 8.1.3 Officer's Certificates. Seller shall have received a certificate, dated the Closing Date, executed on behalf of Buyer by an appropriate officer stating that the representations and warranties set forth in Article V hereof continue to be true and correct in all material respects and that the conditions set forth in this Article VIII hereof have been satisfied

Section 8.1.4 Absence of Litigation. There shall not be in effect any judicial or regulatory order enjoining or restraining the transactions contemplated by this Agreement.

Section 8.1.5 Delivery of Documents. The execution and delivery to Seller by the Buyer:

8.1.5.1 Certified resolutions of the directors of Buyer duly authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder;

8.1.5.2 The Note;

8.1.5.3 The Security Agreement;

8.1.5.4 The UCC-1 and

8.1.5.5 Such documents, instruments and certificates as may be reasonably requested by Seller or its counsel to effectuate the transactions contemplated by this Agreement.

Section 8.2 Waiver. Seller may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted pursuant to this Section 8.2 shall not constitute a waiver by Seller of any other conditions not so waived.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival of Certain Provisions.

Section 9.1.1 Survival of Representations and Warranties. All representations and warranties contained herein, in the Exhibits and Schedules hereto, or in any certificates or other documents delivered pursuant hereto, shall be waived by any prior knowledge of, or any investigation made by or on behalf of, Buyer or any shareholder of Buyer or Seller or the sole shareholder of Seller. Each and every such representation and warranty shall survive Closing and remain in full force and effect until the first anniversary of the Closing Date, except for those representations and warranties made in connection with or arising out of the first two sentences of Section 4.6, (Title) and Section 4.15 (Taxes) (collectively, the "Non-Expiring Warranties"), which shall survive Closing and remain in full force and effect either (i) until expiration of any rights of Buyer or any third party under law or equity with respect thereto, it being understood and agreed that Buyer, upon written notice to Seller, may waive or toll any applicable statute of limitation in Buyer's sole discretion, or (ii) for an indefinite period without end if no statute of limitation applies.

Section 9.1.2 Covenants and Indemnification Provisions. Each of Seller's covenants and each of Seller's indemnification provisions contained herein shall survive Closing and remain in full force and effect in accordance with its terms until the first anniversary of the Closing Date. Each of Buyer's covenant in Section 6.9 shall survive Closing and remain in full force and effect in accordance with its terms until the first anniversary of the Closing Date.

Section 9.2 Seller's Indemnification of Buyer. After the Closing Date, Seller a shall indemnify and hold Buyer harmless on demand for, from and against all losses, actual damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs and expenses of any nature whatsoever (including without limitation the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto, and reasonable attorneys' and others fees in connection therewith) ("Losses") resulting or arising, directly or indirectly from the following: (a) Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of Seller or any breach or nonfulfillment of any covenant of Seller, contained in this Agreement, in any Exhibit or Schedule delivered hereunder by Seller, or in any certificates or documents delivered by Seller pursuant to this Agreement; (b) Any and all Employment Obligations and Excluded Liabilities including but not limited to all liabilities specifically delineated in Section 1.4 (whether or not disclosed to Buyer); and (c) The use, ownership or operation of the Assets or the conduct of business prior to Closing; provided that and to the extent that the damages to Buyer exceed $1,000.00.

Section 9.2.1 No indemnification shall exist concerning any representation or warranty or covenant concerning which the Buyer or any of Buyer's shareholders knew or had reason to know that said representation was inaccurate as of Closing or said covenant was breached as of Closing.

Section 9.2.2 Seller shall not indemnify Buyer for any Losses resulting from changes in technology, market conditions, changes in laws, general economic conditions, or business judgments of Buyer.

Section 9.3 Buyer's Indemnification of Seller. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any damages (including without limitation, reasonable attorney's fees and costs) arising from or in connection with:

Section 9.3.1 any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement not cured by Buyer within 30 days after written notice from Seller;

Section 9.3.2 any material breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement not cured by Buyer within 30 days after written notice from Seller;

Section 9.3.3 any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on Buyer's behalf) in connection with this transactions.

Section 9.4 Matters Involving Third Parties.

Section 9.4.1 If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this §9.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

Section 9.4.2 Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice [reasonably] satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

Section 9.4.3 So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §9.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld)] and (C) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

Section 9.4.4 In the event any of the conditions in §9.4.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable]attomeys' fees and expenses), and (C) the Indemnifying Parties shall remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

Section 9.5 Intentionally Deleted.

Section 9.6 LIMITATION OF DURATION OF CLAIM. No action, regardless of form, arising out of this Agreement, may be brought by either Seller or Buyer more than one (1) year after it shall have accrued

ARTICLE X
TERMINATION

Section 10.1 Termination Events. Subject to the provisions of Section 9.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned only as follows:

Section 10.1.1 Breach. By Seller, upon written notice, if a material default or breach shall be made by the Buyer, with respect to the due and timely performance of any of the Buyer's covenants and agreements contained herein, or with respect to the due compliance with any of Buyer's representations and warranties contained in Article V or VI, as applicable, unless such default has been cured prior to Closing or has been waived by Seller in writing;

Section 10.1.2 Mutual Consent. By written mutual consent of Seller and Buyer; or

Section 10.1.3 In addition to, and not in limitation of its termination rights regarding Audit/Inspection, Due Diligence and Financing, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has, within the then previous 7 calendar days, given Buyer any notice pursuant to §6.12.1 above and (B) the development that is the subject of the notice has had a material adverse Effect.

Section 10.1.4 Closing Date. By written notice of either Seller or Buyer, if the Closing shall not have occurred on or before March 16, 2012, or such later date as may be agreed upon by the parties; provided, however, that the right to terminate this Agreement under this Subsection 10.1.3 shall not be available to either of the respective parties whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1 herein, all further rights and obligations of the parties hereunder shall terminate, and neither Buyer nor Seller, nor any of their affiliates, nor any of the respective directors, officers or employees of Buyer or Seller or their affiliates shall have any liability to any of the others; it being specifically agreed that if this Agreement is so terminated by either Buyer or Seller because one or more of the conditions to its obligations hereunder as set forth in Articles VI and VII herein is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the rights of the terminating party to pursue all legal remedies for breach of contract and damages shall survive such termination and the breaching party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the terminating party as a result of such breach. Notwithstanding the foregoing, Seller's sole remedy upon a breach of this Agreement by Buyer shall be termination of this Agreement and retention of the down payment.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise provided in this Agreement, Buyer shall pay Buyer's own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, and the closing of the transaction contemplated by this Agreement. Also, Bayer Seller shall pay all liabilities of Seller and of Sedita for costs and expenses (including but not limited to legal fees, paralegal fees, CPA fees, and similar expenses) that Seller and Sedita have incurred in connection with the consummation of the transaction contemplated hereby

Section 11.2 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Buyer.

Section 11.3 Entire Agreement. This Agreement, including the Exhibits hereto and the Schedules delivered hereunder, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 11.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand or by telex or telecopy (with machine confirmation) to the persons identified below, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer: 309 W. Washington St. Suite 1225, Chicago, IL 60606, attention: Shaun Passley, fax number: 312-873-4283,

With a copy to: Daniel M. Loewenstein
Evans, Loewenstein, Shimanovsky
& Moscardini, Ltd.
130 South Jefferson Street, Suite 350
Chicago, Illinois 60661
Fax (312) 466-0819

If to Seller: MS Health Software Corporation 128 Willow Grove St., Hackettstown, NJ 07840 attention: Michael Sedita, or by email to: mikes@mshealth.com (confirm receipt required).

With a copy to:
David Lanigan, P.A.
15310 Amberly Drive; Suite 250
Tampa, FL 33647

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section. Copies to counsel shall not constitute notice.

Section 11.5 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstances shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Cumulative Remedies. The remedies provided herein are cumulative and not exclusive and shall not preclude assertion by either party hereto of any other rights or the seeking of any other remedies against the other party.

Section 11.6 Waiver. Waiver of any term or condition of this Agreement by either of the respective parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of this Agreement.

Section 11.7 Binding Effect: Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which it may withhold in its absolute discretion

Section 11.8 Successors and Assigns. The rights, liabilities and obligations of the parties hereto arising under this Agreement shall attach to and be binding upon the respective parties successors and assigns.

Section 11.9 This Agreement shall not be assignable by either party hereto without first having obtained the prior written consent of the other party not unreasonably withheld or unduly delayed.

Section 11.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.

Section 11.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 11.12 Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and of the United States without giving effect to the doctrine of conflicts of laws.

Section 11.13 Attorneys' Fees. In the event any proceeding is instituted by any of the parties hereto for the enforcement of any of the rights or remedies in and under this Agreement, the party in whose favor an award shall be rendered shall be entitled to recover from the losing party or parties all costs reasonably incurred by said prevailing party in said action, including, but not limited to, reasonable attorneys' and court costs.

Section 11.14 EXECUTION AND DELIVERY

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

SCHEDULES

Schedule 1.1.1 Software and Know-How

Schedule 1.1.2 Rights, trademarks
The buyer will acquire the telephone numbers:

Schedule 1.1.3 Equipment
The equipment acquired by the buyer includes

Schedule 1.1.4 Computer Software
In addition to the application software acquired by the buyer and described in Schedule 1.1.1, the buyer will also acquire the following

Schedule 1.1.6 Contracts
Following is a list of customer contracts by file name. The corresponding data file that presents the entire text of the contract is provided on the CD-ROM provided as an Exhibit to this Agreement.

Schedule 1.1.8 Inventory
-There is no inventory.

Schedule 1.1.11 Receivables

Schedule 3.5 Office Lease
There are no office or equipment leases to be assumed by the buyer..

Schedule 3.12 Third Party Contents

Schedule 3.13 Permits; Compliance; Reports; Clearances

Schedule 3.16 Customers and Suppliers

Customers: